Exhibit 11.0

Statement re: Computation of Per Share Earnings (Unaudited)

Earnings per share were computed as follows (dollar amounts in thousands except share data):

		Weighted
		Average	Per Share
	Income	Shares	Amount
For the six months ended June 30, 2004:
Basic Earnings per Share:
Income available to common stockholders	$1,418	1,510,776	$0.94
Effect of Dilutive Securities:
Stock options		91,525

Diluted Earnings per Share:
Income available to common stockholders and assumed conversions	$1,418	1,602,301	$0.89

For the six months ended June 30, 2003:
Basic Earnings per Share:
Income available to common stockholders	$1,463	1,461,537	$1.00
Effect of Dilutive Securities:
Stock options		141,484

Diluted Earnings per Share:
Income available to common stockholders and assumed conversions	$1,463	1,603,021	$0.91

For the three months ended June 30, 2004:
Basic Earnings per Share:
Income available to common stockholders	$731	1,512,954	$0.48
Effect of Dilutive Securities:
Stock options		87,560

Diluted Earnings per Share:
Income available to common stockholders and assumed conversions	$731	1,600,514	$0.46

For the three months ended June 30, 2003:
Basic Earnings per Share:
Income available to common stockholders	$721	1,466,422	$0.49
Effect of Dilutive Securities:
Stock options		139,703

Diluted Earnings per Share:
Income available to common stockholders and assumed conversions	$721	1,606,125	$0.45